UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CAMDEN PROPERTY TRUST
(Name of Registrant as Specified in Its Charter)
Not applicable
(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
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PROXY SUPPLEMENT

Camden Property Trust (the “Company”) is providing this supplement (the “Supplement”) to its definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission in connection with the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on May 8, 2026 at 9:00 a.m. Central Time. This Supplement is being filed solely to clarify the required vote and effect of abstentions and broker non-votes on Proposal 4 (Approval of Amended and Restated 2018 Share Incentive Plan) and Proposal 5 (Approval of Amended and Restated 2018 Employee Share Purchase Plan) set forth in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Pursuant to the Company’s Bylaws, to be approved, each of Proposal 4 and Proposal 5 must receive the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. With respect to Proposal 4 and Proposal 5, abstentions will have the same effect as a vote “against” the proposal and broker non-votes will have no effect on the vote for the proposal.

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. As described on page 85 of the Proxy Statement, you are able to revoke a proxy before the meeting by delivering written notice of revocation or a duly executed proxy card bearing a later date to the Company’s principal executive offices at 2800 Post Oak Boulevard, Suite 2700, Houston, Texas 77056, Attention: Corporate Secretary. You may also revoke your proxy by virtually attending the Annual Meeting and voting electronically at such time. If you are a beneficial owner, please contact your broker, bank or other agent for instructions on how to revoke your proxy. Please contact our Investor Relations Department at (800) 922-6336 or (713) 354-2787 if you have any questions.

This Supplement will also be made available to shareholders at www.proxyvote.com and under the Investors’ section of our website at www.camdenliving.com under “SEC Filings” of the Financials section.